UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) April 22, 2011

GT SOLAR INTERNATIONAL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-34133	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Base Salary Increases

On April 22, 2011, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of GT Solar International, Inc. (the “Company”) approved increases in annual base salaries of certain of its named executive officers.  The increase in base salary for these officers will take effect on May 1, 2011.  The following table reflects current base salaries as well as the increased base salaries for such executive officers:

Named Executive Officer	Title	Current Base Salary	Base Salary (as of May 1, 2011)
Thomas Gutierrez	President and Chief Executive Officer	$650,000	$725,000
Richard Gaynor	Vice President and Chief Financial Officer	$352,000	$400,000
David Gray	Vice President, Strategic Development	$351,000	$375,000
David Keck	Vice President and General Manager, Polysilicon	$307,000	$375,000
Hoil Kim	Vice President, Chief Administrative Officer, General Counsel and Secretary	$330,000	$375,000

The Compensation Committee did not take action with respect to base salary for the remaining named executive officers.

162(m) Performance Incentive Plan for Fiscal 2012

On April 22, 2011, the Compensation Committee approved the performance criteria for awards to be made to executive officers under the Company’s 162(m) Performance Incentive Plan for fiscal year 2012 (the “162(m) Plan”).  The 162(m) Plan was initially adopted by the Company in June 2009 and approved by the stockholders in August 2009.  The cash-based awards for a participant will be based on our achievement of operating income and will be determined in accordance with the following formula:

Award Amount = Target Percentage × Base Salary ×  Operating Income Multiplier

The Operating Income Multiplier is based upon formulas established by the Compensation Committee which are, in turn, based upon targets set by the Compensation Committee for the Company’s operating income at the end of fiscal year 2012. For the purposes of the 162(m) Plan, operating income is defined as income (loss) from operations for such period as reported in our Annual Report on Form 10-K, adjusted to exclude the effect of (a) stock compensation expense and (b) any extraordinary income or expenses in the reasonable determination of the Compensation Committee.

The Operating Income Multiplier shall be zero in the event that operating income for fiscal year 2012 is 85% of target and shall increase linearly for performance up to 100% of target, in which event the Operating Income Multiplier shall be one. For operating income achievement exceeding 100% of target, the Operating Income Multiplier shall increase linearly such that the multiplier shall be two in the event that actual achievement is 110% of target. In no event shall the Operating Income Multiplier exceed two. Any payment of the 2012 awards in excess of 150% of target will be payable upon the filing of the Company’s Form 10-K for fiscal year 2013 and contingent upon the participant being employed by the Company on the date of such filing.

On April 22, 2011, the Compensation Committee approved the following target bonus opportunities for fiscal 2012 for the following named executive officers under the 162(m) Plan:

Named Executive Officer	Target Bonus Percentage	Target Bonus Payment Amount
Gutierrez, Thomas	125%	906,250
Gaynor, Richard	80	320,000
Gray, David	75	281,250
Kim, Hoil	75	281,250

Because Mr. Keck participates in an incentive plan based on sales in the Company’s polysilicon business, he does not participate in the 162(m) Plan.  For fiscal 2012, the Compensation Committee determined that it would not utilize the Executive Incentive Program that had been used to compensate executives of the Company in prior years.  Bonus payments under the Executive Incentive Program had been based on individual management based objectives.

Equity Ownership Requirements

On April 22, 2011, the Compensation Committee revised the policy on equity ownership which will apply to the Chief Executive Officer, Chief Accounting Officer, and all direct reports to the Chief Executive Officer (the “Officers”).  Under the revised policy, the Officers will be required to retain ownership of 25% of all shares of Company common stock (“Retained Shares”) received upon the vesting of any restricted stock unit grant or upon the exercise of any options (net of any exercise price or shares withheld for taxes) vesting after June 1, 2011 (“Restricted Options”) and until the fifth anniversary of such date (“Guideline Period”).  For a person who becomes an Officer after April 22, 2011, the foregoing requirement will apply from the date on which such person becomes an Officer until the fifth anniversary of such date. Any shares issued as a result of the exercise of Restricted Options, whether during the Guideline Period or thereafter, shall be deemed to be Retained Shares.

Any exceptions due to hardship shall be subject to approval by the Chief Executive Officer and, in the case of the Chief Executive Officer, by the Compensation Committee.

Individuals who are currently Officers may sell or exercise 75% of any shares or options which vested prior to April 22, 2011.  The balance of such shares or shares issuable upon the exercise of such vested options (net of any exercise price or shares withheld for taxes) will be deemed to be Retained Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT SOLAR INTERNATIONAL, INC.

/s/ Hoil Kim
Date: April 28, 2011	By:	Hoil Kim
	Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary